Valley Forge Life Insurance Company

A Stock Company

Executive Office:                                    Home Office:
CNA Plaza                                            401 Penn Street
Chicago, Illinois  60685                             Reading, Pennsylvania 19601




                    PENSION/ PROFIT SHARING PLAN ENDORSEMENT


This Endorsement forms a part of the Contract to which it is attached and is effective as of the date of the Contract. The following provisions apply to a Contract which is issued under a Plan qualified under Internal Revenue Code
Section 401. In the case of conflict with any provision in the Contract, the provisions of this Endorsement will control.

1. The Annuitant of this Contract will be the applicable Participant under the Plan and the owner of this Contract will be as designated in the Plan.

2. This Contract, and the benefits under it, cannot be sold, assigned, transferred, discounted, pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company. The Annuitant cannot borrow amounts from this Contract.

3. The terms of this Contract and Endorsement are subject to the provisions of the Plan under which this Contract and Endorsement are issued.

Signed for the Company at its Executive Offices in Chicago, Illinois on the contract date.